Exhibit - Calculation of Filing Fee Tables

CALCULATION OF FILING FEE TABLES

SC TO-I/A

(Form Type)

Federated Hermes Project and Trade Finance Tender Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$—		$110.20	$—
Fees Previously Paid	$87,305,802.73	(a)		$9,621.10	(b)
Total Transaction Valuation	$87,305,802.73
Total Fees Due for Filing				$9,621.10
Total Fees Previously Paid				$9,621.10
Total Fee Offsets				$—
Net Fee Due				$0.00
(a)

Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $9,621.10 was paid in connection with the filing of the Schedule TO by Federated Hermes Project and Trade Finance Tender Fund (File No. 005-89950) on January 10, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation.